UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 25, 2013

FOREST OIL CORPORATION (Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 812-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On November 25, 2013, Forest Oil Corporation (“Forest”), together with its wholly owned subsidiary Forest Oil Permian Corporation, completed the previously announced sale of oil and gas properties located in the Texas Panhandle Area (the “Panhandle Oil and Gas Assets”) and various other related assets (together with the Panhandle Oil and Gas Assets, the “Panhandle Assets”) to Templar Energy LLC (“Templar”). The sales price of the Panhandle Assets was $1 billion, which was adjusted at closing to $944 million in order to, among other things, reflect an economic effective date of October 1, 2013 and to account for title defects. The net proceeds do not include $44 million which Forest may receive as consents-to-assign are received and post-closing title curative work is completed. In addition, $10 million remains in escrow to support post-closing indemnities that Forest owes to Templar under the terms of the purchase and sale agreement. Any amounts remaining in escrow at the one-year anniversary of the closing will be paid to Forest. Forest used proceeds of the transaction to (i) redeem $700 million aggregate principal amount of its 7½% Senior Notes due 2020 and its 7¼% Senior Notes due 2019, and (ii) pay off the outstanding balance on its credit facility of $137 million.
See Item 9.01(b) below for pro forma information related to the sale of the Panhandle Assets, as well as the sales of assets located in the State of Texas (the “Texas Assets”) and in the State of Louisiana (the “Louisiana Assets”) which were completed on February 15, 2013 and November 16, 2012, respectively, and reported on a Form 8-K on those dates.

Item 2.05.	Costs Associated with Exit or Disposal Activities.
The disclosure set forth in Item 2.01 above is incorporated by reference into this Item 2.05.

On October 4, 2013, Forest filed a current report under Item 2.05 of Form 8-K (the “Original 8-K”), announcing that in connection with the sale of Panhandle Assets to Templar, Forest expected to incur certain charges. Forest also stated in the Original 8-K that Forest was not then able to estimate the amount of those charges, and that it would file another 8-K within four business days of the date that it is able to provide such an estimate or range of estimates. Forest currently expects that it will incur the following estimated amounts in connection with the closing of the sale of the Panhandle Assets: (i) approximately $3.3 million to $3.9 million in severance costs to terminated or terminating employees; (ii) approximately $2.7 million to $3.2 million for the accelerated vesting of equity awards (assuming a stock price of $4.35 per share for the liability-based awards) to terminated or terminating employees; (iii) approximately $600,000 to $650,000 for the accelerated payout of retention bonuses for certain terminated or terminating technical employees; (iv) approximately $2.1 million for employee bonuses related to the successful completion of the sale of the Panhandle Assets, including the bonuses to certain named executive officers set forth in Item 5.02 below; and (v) approximately $300,000 to $500,000 in other expenses.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)    On November 25, 2013, the Compensation Committee of Forest’s Board of Directors approved bonuses to certain employees in connection with the successful completion of the sale of the Panhandle Assets, including the bonus amounts set forth below awarded to certain executive officers:

Officer	Bonus Amount

Victor A. Wind	$66,667

Cyrus D. Marter IV	$113,563

Glen J. Mizenko	$110,000

Item 9.01.    Financial Statements and Exhibits.
(b)    Pro Forma Financial Information.
The pro forma financial statements of Forest Oil Corporation and its subsidiaries reflecting the closing of the sales of the Panhandle Assets, Texas Assets, and Louisiana Assets are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
(d)    Exhibits.

Exhibit Number	Description

99.1	Pro Forma Financial Information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)

December 2, 2013	By:	/s/ Victor A. Wind
Victor A. Wind Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Pro Forma Financial Information

5